EXHIBIT (e)(4)

AMENDMENT TO THE

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

FOR TIAA-CREF LIFE FUNDS

This is an amendment, dated as of May 1, 2016, to the Amended and Restated Distribution Agreement for TIAA-CREF Life Funds (“Agreement”), dated the 10th day of September 2013, as amended from time to time, between TIAA-CREF Life Funds (the “Trust”), a Delaware statutory trust, and Teachers Personal Investors Services, Inc. (the “Distributor”), a Delaware corporation.

WHEREAS, the Board of Trustees has determined that it is in the best interest of the Trust to synchronize the date of the Agreement with the annual renewal of the Agreement to facilitate the Trust’s compliance schedule and administration;

NOW THEREFORE, the parties agree that the Agreement, as amended, shall be dated May 1, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

TIAA-CREF LIFE FUNDS

/s/ Austin P. Wachter
By: Austin P. Wachter
Title: VP, Funds Treasurer

TEACHERS PERSONAL INVESTORS SERVICES, INC.

/s/ Keith Rauschenbach
By: Keith Rauschenbach
Title: President